KINETICS PORTFOLIOS TRUST

INVESTMENT SUBADVISORY AGREEMENT

THIS INVESTMENT SUBADVISORY AGREEMENT (the “Agreement”) is made as of the 5th day of March, 2007, by and between KINETICS ASSET MANAGEMENT, INC., a New York Corporation (the “Adviser”) and AQUA TERRA ASSET MANAGEMENT LLC, a Pennsylvania limited liability company (the “Subadviser”).

W I T N E S S E T H :

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Act”), and is engaged in the business of providing investment advice to investment companies and other clients; and

WHEREAS, the Subadviser is a majority-owned subsidiary of Boenning & Scattergood Holdings, Inc. (“Boenning”), is registered as an investment adviser under the Act and is engaged in the business of rendering investment advisory services; and

WHEREAS, the Adviser desires to retain the Subadviser to assist in furnishing investment advisory services to The Water Infrastructure Portfolio (the “Portfolio”), a series of Kinetics Portfolios Trust (the “Trust”), a Delaware business trust, pursuant to the terms and provisions of this Agreement, and the Subadviser desires to assist the Adviser in furnishing said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1.  Duties of the Subadviser.  The Adviser hereby engages the services of the Subadviser as permitted by and in furtherance of its Investment Advisory  Agreement with the Trust pertaining to the Portfolio.  Pursuant to this  Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of the Portfolio.  The Subadviser will determine in its sole discretion, and subject to the oversight and review of the Adviser, the securities to be purchased or sold for the Portfolio, will make available to the Adviser records concerning its activities for the Portfolio which the Subadviser is required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the   supervision of the  Board of Trustees of the Trust and in compliance with such policies as the Board of Trustees of the Trust may from time to time establish and which the Adviser shall communicate in writing to Subadviser, and in compliance with (a) the investment objectives, policies, and limitations for the Portfolio set forth in the Trust’s current prospectus(es) and statement(s) of additional information as provided to Subadviser, and (b) applicable laws and regulations.

The Subadviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Portfolio, including without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise, or monitor the Litigation involving Portfolio assets, and the Adviser acknowledges and agrees that no such power, authority, responsibility or obligation is delegated to Subadviser hereunder.

The Subadviser represents and warrants to the Adviser that it will manage the Portfolio  in compliance with all applicable federal and state laws governing its investments.  Without limiting the foregoing, the Subadviser represents and warrants (1) that the Subadviser’s management of the Portfolio will be designed to allow the Portfolio to qualify as a “regulated investment company” as defined in subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) compliance with (a) provisions of the Act and rules adopted thereunder that relate to the investment of Portfolio assets, including depositing those assets in custody with institutions designated by the Trust to the extent the Subadviser has the authority over such assets; and (b) federal and state securities laws applicable to Subadviser’s Portfolio management responsibilities.  Notwithstanding the foregoing, the Adviser shall, subject to the Subadviser’s compliance with its obligations under this Agreement, remain responsible for the Portfolio’s overall compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), the Code and all other applicable federal and state laws and regulations.  The Adviser will provide the Subadviser with a copy of those portions of the minutes of the meetings of the Trust’s Board of Trustees to the extent they may materially affect the duties of the Subadviser, and with copies of any financial statements or reports made by the Trust to its shareholders and any further materials or information which the Subadviser may reasonably request to enable it to perform its obligations under this Agreement.

The Subadviser further represents and warrants that to the extent any statement or omissions made in any Registration Statement for shares of the Trust, or any amendment or supplement thereto, are made in reliance upon and in conformity with material information furnished in writing by the Subadviser expressly for use therein, such portion of the Registration Statement and any amendments or supplements thereto will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The Adviser agrees to notify the Subadviser in advance of any such statements it intends to use in the Registration Statement and any amendments or supplements thereto, and will only include such statements of the Subadviser upon the consent of the Subadviser. The Adviser acknowledges and agrees that, provided that the Subadviser has complied with the second preceding sentence, the Registration Statement, and any amendment or supplement thereto, will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust, including without limitation, the 1940 Act and the rules and regulations thereunder and that the Subadviser shall have no liability in connection therewith.

The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with its activities under this Agreement, including without limitation, information concerning the Portfolio, its funds available, or to become available, for investment and generally as to the conditions of the Portfolio or the Portfolio’s affairs.

The Subadviser accepts such engagement and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

In reliance on the exemption under Rule 17a-10 of the 1940 Act, the Subadviser (and any affiliated person of the Subadviser) hereby agrees it will not consult with any other subadviser of  the Portfolio, or any affiliated person of such subadviser, concerning transactions for the Portfolio in securities or other assets and each such subadviser shall be limited to providing investment advice with respect to only the discrete portion of the Portfolio, as may be determined from time to time by the Adviser or the Board of Trustees of the Trust.

           2.  Portfolio Transactions.  (a)  The Subadviser shall be responsible for decisions to buy and sell securities for the Portfolio, however, the Adviser shall be responsible for the execution of such buy and sell decisions, as well as the selection of broker-dealers, and for the negotiation of brokerage commissions rates.

       3.  Compensation of the Subadviser.  Except as provided in the last sentence of this Section 3, the Subadviser shall not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder.  As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rate set forth in Schedule A hereto with respect to the Portfolio.  Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month, but not later than thirty (30) days after the end of a particular month (i.e., the applicable annual fee rate divided by 365 applied to each prior day’s net assets in order to calculate the daily accrual).  If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.   For purposes of this Agreement, the Portfolio’s “net assets” shall be determined as provided in the Trust’s Registration Statement.

The Subadviser shall be responsible for its own expenses in performing its duties hereunder but shall not be responsible for the expenses of the Adviser, the Trust or the Portfolio.  Without limiting the generality of the foregoing, the Subadviser shall not be responsible for brokerage commissions; transfer taxes or fees; custody fees of the Portfolio; expenses for legal, accounting and auditing services; taxes and governmental fees; costs of printing and distributing shareholder reports, proxy materials, prospectuses and stock certificates; payment for Portfolio pricing services; registration and filing fees of the Securities and Exchange Commission (“ SEC”); expenses of registering or qualifying securities of the Trust or Porfolio for sale in the various states; and freight and other charges in connection with the shipment of the Portfolio’s securities.  The Adviser, shall reimburse, or shall cause the Trust to reimburse, the Subadviser for any expenses of the Trust, the Portfolio or the Adviser as may be reasonably incurred as specifically provided for in this Agreement or as specifically agreed to in advance by the Adviser.

      4.  Reports.  The Adviser and the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trust relating to the services provided herein, as each may reasonably request and which are reasonably available.

     5.   Status of the Subadviser.  The services of the Subadviser to the Adviser and the Trust are not to be deemed exclusive, and both the Adviser and Subadviser shall be free to render similar services to others and to use the same or other information and investment strategy utilized in the performance of services to the Trust for such other fund, portfolio, firm, individual or account.  Nothing herein shall prevent the Subadviser, its principals and affiliates from trading in financial instruments or other investments for their own accounts or for other accounts the Subadviser or its affiliates manage.  The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     6.    Advertising. (a)  Neither the Adviser, the Trust nor any of their respective affiliates shall make reference to or use the name of the Subadviser or any of its affiliates, except as provided herein and except for references concerning the identity of and services provided by the Subadviser to the Portfolio, which references shall not differ in substance from those included in the prospectuses and this Agreement, in any advertising or promotional materials without the prior approval of  the Subadviser, which approval shall not be unreasonably withheld or delayed.

        (b)   Neither the Subadviser nor any affiliate of it shall make reference to or use the name of the Trust, the Adviser or any of their respective affiliates, except for references concerning the identity of the Trust or the Adviser, which references shall not differ in substance from those included in the prospectuses and this Agreement, in any advertising or promotional materials without the prior approval of the Adviser, which approval shall not be unreasonably withheld or delayed.

         (c) The Subadviser shall have no liability for any advertising materials prepared exclusively by the Adviser and/or Trust, without reliance on any statement or omission to make any statement by the Subadviser.  Likewise, the Adviser shall have no liability for any advertising materials prepared exclusively by the Subadviser,without reliance on any statement or omission to make any statement by the Adviser.

     7.   Proxy Voting.    The Subadviser shall have no responsibilities in connection with proxy voting for the Portfolio unless it is affirmatively requested to make a proxy voting recommendation, in which case the Subadviser’s sole responsibility shall be to make such a recommendation.

     8.   Certain Records.  The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to its investments of the Portfolio, and the Subadviser’s duties and obligations under Section 1 hereof, that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of the 1940 Act and any other applicable rules.  Copies of any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1, Rule 31a-2 or other applicable rules promulgated under the 1940 Act which are prepared or maintained by the Subadviser on behalf of the Trust will be provided promptly to the Trust or the Adviser on request.

The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Trust’s auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

         9. Liability of the Adviser and Subadviser.  (b)  In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Subadviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser), the Subadviser shall not be subject to liability to the Adviser, the Portfolio, the Trust or any of their respective officers, directors, agents, employees, controlling persons or shareholders for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.  Except for such disabling conduct, the Adviser shall indemnify and hold harmless the Subadviser and its officers, directors, partners, members, managers, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser (collectively, the “Indemnified Parties”) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the Subadviser’s providing services under this Agreement or the sale of securities of the Trust.

         (b)   The Subadviser agrees to indemnify and hold harmless the Adviser and its affiliates and each of its directors and officers and each person, if any, who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933 (the “1933 Act”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser or its affiliates or such directors, officers or controlling person may become subject under the 1933 Act, under other statutes, at common law or otherwise, which are caused by Subadviser’s disabling conduct with respect to the performance of its obligations under this Agreement; provided, however, that in no case does the Subadviser's indemnity in favor of any person apply to protect such other person against any liability if such person’s actions or omissions constituted  willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement.

          10. Confidentiality. The Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to perform its responsibilities under this Agreement, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees of the Trust has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others, becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable statutory, regulatory or governmental authorities or self-regulatory organization or duly authorized subpoena, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement.  Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolio and may include such total return in the calculation of composite performance information.  The Adviser  acknowledges that it and the Trust have adopted policies and procedures reasonably designed to protect the confidentiality of the Trust’sportfolio holdings information, and that these procedures provide for the oversight of compliance by the Adviser.  The Subadviser shall disclose its trading instructions upon reasonable request by the Adviser.  The Adviser  further acknowledges and agrees that the trading instructions of the Subadviser are the property of the Subadviser and agree that each of the Adviser and Trust will keep confidential and will not disseminate such instructionsor any information, documents, statements, agreements or workpapers provided to the Adviser or the Trust hereunder, except to the extent such information is expressly required or requested by applicable federal or state regulatory authorities or a duly authorized subpoena.

11. Term of the Agreement.  This Agreement shall continue in full force and effect with respect to the Portfolio until April 30, 2008, unless sooner terminated as hereinafter provided  and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the  Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust.

With respect to the Portfolio, this Agreement may be terminated at any time, without payment of a penalty by the Portfolio or the Trust, by vote of a majority of the Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Portfolio, voting separately from any other series of the Trust, or by the Adviser, on not less than 30 nor more than 60 days' written notice to the Subadviser.  With respect to the Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on not less than 90 days' written notice to the Adviser and the Trust.  This Agreement shall automatically terminate in the event of its assignment (as defined by the 1940 Act).  This Agreement will also terminate in the event that the Investment Advisory Agreement by and between the Trust and the Adviser is terminated.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meaning as set forth in the 1940 Act.

12.   Severability.  This Agreement constitutes the entire Agreement between the parties hereto.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     13.Amendments.  This Agreement may be amended by mutual consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

     14.Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.  To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.   15.     Notices.  All notices shall be in writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

Adviser:	Kinetics Asset Management, Inc.
16 New Broadway
Sleepy Hollow, NY 10591
Attn: Leonid Polyakov

Subadviser:	Aqua Terra Asset Management LLC
Suite 300, Four Tower Bridge
200 Barr Harbor Drive
West Conshohocken, PA 19428-2979

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

Subadviser:	AQUA TERRA ASSET MANAGEMENT LLC
By: /s/ William S. Brennan
Name: William S. Brennan
Title: President

Adviser:	KINETICS ASSET MANAGEMENT, INC.
By: /s/ Leonid Polyakov
Name: Leonid Polyakov
Title: CFO & Co-founder